Exhibit 99.1

Primoris Services Corporation Increases Quarterly Cash Dividend by 20%

DALLAS — Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced that on August 4, 2011 the Board of Directors declared a 20% increase in the quarterly cash dividend to $0.03 per share from $0.025 per share. The $0.03 per share cash dividend is payable on or about October 14, 2011 to stockholders of record as of September 30, 2011.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We pay a dividend because we value the interests of our shareholders. This increase in the dividend reflects the confidence of the Board of Directors and the management team in Primoris’s long-term growth prospects, and is possible because of our ability to generate cash and build a strong financial position.”

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended June 30, 2011, and other filings with the Securities and Exchange Commission. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Primoris Services Corporation
Peter J. Moerbeek, 212-836-9608
Executive Vice President, Chief Financial Officer
pmoerbeek@prim.com
or
The Equity Group Inc.
Devin Sullivan, 214-740-5602
Senior Vice President
dsullivan@equityny.com